                          GOODWIN, PROCTER & HOAR LLP

                               COUNSELLORS AT LAW
                                 EXCHANGE PLACE
                        BOSTON, MASSACHUSETTS 02109-2881

                                                        TELEPHONE (617) 570-1000
                                                       TELECOPIER (617) 523-1231

                                February 2, 1998

Selfcare, Inc.
200 Prospect Street
Waltham, MA 02154

Ladies and Gentlemen:

     This opinion is furnished in our capacity as special counsel to Selfcare, Inc., a Delaware corporation (the "Company"), in connection with the registration, pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of 2,038,750 shares (the "Shares") of common stock, par value $0.001 per share (the "Common Stock"), of the Company.

     In connection with rendering this opinion, we have examined the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, both as amended to date; such records of the corporate proceedings of the Company as we have deemed material; a registration statement on Form S-3 under the Securities Act relating to the Shares and the prospectus contained therein; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

     We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion herein concerning the laws of any jurisdiction other than the laws of the United States of America, The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.

     Based upon and subject to the foregoing, we are of the opinion that the Shares when sold will be duly authorized, legally issued, fully paid and nonassessable by the Company.

     The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities. The foregoing also assumes that all shares of Common Stock to be issued upon conversion of the Senior Subordinated Convertible Notes due October 28, 2002, in the aggregate principal amount of 10,000,000 (the "Senior Notes") of the Company, upon exercise of the related Common Stock Purchase Warrants and upon exercise of warrants to purchase shares of Common Stock (the "USB '93 Warrants") originally issued to USB '93 Technology Associates Limited Partnership ("USB '93") in connection with the execution of the Technology License and Development Agreement dated as of December 29, 1993, by and between the Company and USB '93 will be issued in accordance with the terms, respectively, of the Senior Notes, the related Stock Purchase Warrants and the USB '93 Warrants.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

                                          Very truly yours,

                                          /s/ GOODWIN, PROCTER & HOAR LLP
                                          --------------------------------------
                                          GOODWIN, PROCTER & HOAR LLP